Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-268405 on Form N-2 of our report dated March 17, 2025, relating to the consolidated financial statements of TPG Twin Brook Capital Income Fund and subsidiaries, appearing in the Annual Report on Form 10-K of TPG Twin Brook Capital Income Fund for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 19, 2025